Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Dividend and Earnings Release

November 20, 2006

Contacts: Charles B. Lang, President

Stephen A. Beadnell, Chief Financial Officer

Phone: (330) 385-9200

Fax: (330) 386-7452

For Immediate Release

Tri-State 1st Banc Declares Dividend and

Reports Quarterly Earnings

East Liverpool, OH. -- Tri-State 1st Banc, Inc. (NASDAQ "TSEO"), the parent company of 1st National Community Bank, Gateminder Corporation and MDH Investment

Management, Inc. has declared a cash dividend to its shareholders for the fourth quarter of The dividend is in the amount of $0.10 per share on its outstanding shares.

The dividend was declared at a meeting of the Directors on November 17th, 2006. It is payable on December 18th, 2006 to shareholders of record on November 29th, 2006.

The holding company reported net income for the third quarter ended September 30,

2006 of $90,000 or $0.10 per diluted share. This compares to net income from the same prior year period of $177,000 or $0.20 per share. On a per share basis, net income decreased by $0.10 or 50.0% from the third quarter 2005. For the second quarter of

2006, net income was $114,000 or $0.13. This quarter marks an decrease in the net income from the second quarter of 2006 of $24,000 or $0.03 per share. For the nine months ended September 30, 2006 net income was $300,000 or $0.35 per diluted share.

Stephen Beadnell, CFO, stated; "That while we are disappointed with the overall profitability in the third quarter we realize that many community banks are facing the same problems and interest rate pressures that compress our margin. We are pleased with the performance of our new deposit products that helped grow core deposits, as evidenced by a growth of $3.2 million of deposits in the third quarter. We feel that this growth is also a direct result of our commitment to customer service. For the year we have also seen loan growth despite a sluggish loan environment. Although loan growth has been stagnant in the third quarter, loan totals have increased over $2 million for the year excluding our consumer loan purchases of nearly $5 million. In preparation for 2007 we are continuing to look at our expenses and plan to be vigilant in expense control."

The bank subsidiary operates seven banking offices: five in Columbiana County, Ohio,

and one each in Hancock, West Virginia and Beaver County, Pennsylvania. 1st National

Community Bank was the original subsidiary of the one-bank holding corporation. The

Office of the Comptroller of the Currency chartered the Bank in June of 1987 as a national banking association. There are presently 78 employees of the Bank.

MDH Investment Management Inc. offers management of investment accounts for over 100 clients around the country. There are approximately $74 million in assets under management by the company that operates from offices located at 1216

Forsyth Place, East Liverpool, Ohio. Dr. Marc D. Hoffrichter is President of MDH.

Gateminder Corporation administers ATM machines for merchants, financial institutions and entertainment venues throughout Ohio, West Virginia and Pennsylvania. Gateminder administers five ATMs for 1st National Community Bank at the five off-site locations at local grocery stores and convenience stores for the benefit of bank customers and other

ATM users.

END